Exhibit 99.1

NEWS RELEASE	950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	Chairman, President and CEO SVP, CFO and Treasurer Manager, Investor Relations	B.B. Hollingsworth, Jr. Robert T. Ray Kim Paper Canning	(713) 647-5700 (713) 647-5700 (713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, AUG. 12, 2004

GROUP 1 AUTOMOTIVE APPOINTS TWO NEW VICE PRESIDENTS

HOUSTON, Aug. 12, 2004 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced the appointments of Peter C. DeLongchamps and Jeffrey M. Cameron to new management positions.

DeLongchamps, 43, joined Group 1 on July 1 as vice president, manufacturer relations. He brings more than 24 years of automotive retailing experience, having served as district manager for General Motors Corporation and regional operations manager for BMW of North America. For the past six years, he was president of Advantage BMW in Houston, recently acquired by Group 1.

Cameron, 34, joined the company on Aug. 2 as vice president, legal counsel. He comes to Group 1 from Vinson & Elkins L.L.P., where he served as an associate for the past eight years. While at Vinson & Elkins, Cameron practiced corporate finance and securities law. His experience includes debt and equity offerings, mergers and acquisitions, and corporate governance and compliance for both public and private companies.

“I am pleased to have Pete and Jeff join our company,” said B.B. Hollingsworth Jr., Group 1’s chairman, president, and chief executive officer. “They will complement our existing management team and, given their background and experience, enhance our ability to manage our growing operations and achieve our goals.”

About Group 1 Automotive, Inc.
Group 1 currently owns 91 automotive dealerships comprised of 137 franchises, 31 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.